Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

China Jo-Jo Drugstores, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-259692) and S-8 (No. 333-264505) of China Jo-Jo Drugstores, Inc. of our report dated July 28, 2022, relating to the consolidated financial statements and schedules for the year ended March 31, 2022, which appears in this Form 20-F.

/s/ YCM CPA, Inc.

Irvine, California

July 28, 2022